UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 12, 2013

ALBEMARLE CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Virginia	001-12658	54-1692118
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

451 Florida Street, Baton Rouge, Louisiana 70801

(Address of Principal Executive Offices, including Zip Code)

Registrant’s Telephone Number, including Area Code: (225) 388-8011

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On February 12, 2013, Albemarle Corporation (the “Company”) issued a press release announcing that its Board of Directors has approved an increase in the number of shares the Company is permitted to repurchase under its share repurchase program (the “Program”). The Board of Directors initially authorized the Program on October 25, 2000, permitting the Company to repurchase up to ten million shares. Since then, the Company has regularly repurchased shares under the Program, resulting in the Board of Directors periodically authorizing additional shares for repurchase. The most recent authorization permits the Company to repurchase up to fifteen million shares, including those shares previously authorized, but not yet repurchased. The Program will expire when the Company has repurchased all the shares authorized under the updated Program or if the Board of Directors earlier terminates the Program. Should the Company repurchase all or most of the shares currently authorized, the Board, in the future, may decide to authorize additional shares under the Program. The Company currently expects to repurchase approximately 10% of its outstanding shares over the next 10 to 15 months.

On February 12, 2013, the Company also announced an increase of its quarterly dividend to $0.24 per share of common stock, payable April 1, 2013.

The press release issued by the Company on February 12, 2013, announcing the increase in its share repurchase program and dividend increase, is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

d) Exhibits.

99.1	Press release relating to the Company’s increase in its share repurchase program and dividend increase, dated February 12, 2013, issued by the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ALBEMARLE CORPORATION

Date: February 12, 2013	By:	/s/ Karen G. Narwold
Senior Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit Number	Exhibit

99.1	Press release relating to the Company’s increase to its share repurchase program and dividend, dated February 12, 2013, issued by the Company.